Exhibit 99.1

PETROHAWK ANNOUNCES

FIRST QUARTER 2010 FINANCIAL AND OPERATING RESULTS

Company Targets 15-20% Unconventional Oil

and Liquids Production by Year-End 2011

Third Well at Black Hawk Completed

HOUSTON—May 5, 2010—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced first quarter 2010 operating and financial results, including updated production and cost detail associated with recently announced divestitures and updated liquidity estimates, as well as the Company’s forecast for increased oil and liquids production from the Eagle Ford Shale.

Quarterly Financial and Operational Performance

During the first quarter, Petrohawk reported production of approximately 625 million cubic feet of natural gas equivalent per day (Mmcfe/d) versus a guidance midpoint of 620 Mmcfe/d and fourth quarter 2009 production of 598 Mmcfe/d. Of the 56,269 Mmcfe produced during the quarter, approximately 97% was natural gas. Second quarter production is expected to range between 610 and 620 Mmcfe/d, adjusted for asset sales scheduled to close during the quarter. Full year 2010 guidance remains unchanged at average production of 650 to 660 Mmcfe/d.

During the first quarter, Petrohawk generated operating revenues of $440 million and cash flows from operations before changes in working capital of approximately $184 million, or $0.61 per fully diluted common share (cash flow from operations before changes in working capital is a non-GAAP financial measure).

At the wellhead and before the effect of hedges, Petrohawk realized 97% of NYMEX for natural gas production and 96% of NYMEX for crude oil production. Cash flows were also bolstered by the Company’s hedging program. First quarter revenues included a realized cash derivative gain of $25 million. During the quarter, Petrohawk gained $0.46 per million cubic feet of natural gas (Mcf) from hedging, bringing realized natural gas prices to $5.61 per Mcf. The Company lost $2.13 per barrel of oil from hedges during the quarter, bringing realized oil prices to $73.16 per barrel.

After adjusting for the effects of an unrealized gain on derivatives, net income for the quarter was $0.13 per fully diluted share, or $39.9 million after tax (see Selected Item Review and Reconciliation table for additional information). Before excluding selected items, the Company reported net income of $156.1 million, or $0.52 per fully diluted share, for the quarter.

Cash costs (including lease operating, gathering and transportation, production taxes, workover, general and administrative, and interest expense) were $2.72 per Mcfe for the quarter. Lease operating expense was $0.31 per Mcfe, a $0.10 per Mcfe decrease from the prior quarter, partially due to divestitures. General and administrative expenses of

$0.50 per Mcfe included a $5 million accrual for legal expenses. Taxes other than income of $0.23 per Mcfe included state tax rebates that brought this item below guidance levels for the quarter. Gathering and transportation expense was $0.52 per Mcfe for the quarter, and depletion, depreciation and amortization (DD&A) expense, a non-cash item, was $1.89 per Mcfe during the quarter.

Capital Expenditure and Liquidity Update

Petrohawk spent $376 million, or approximately 28% of its $1.35 billion budget, on drilling, completions and recompletions during the quarter. Petrohawk closed approximately $306 million in leasehold acquisitions during the first quarter, including: 1) acreage in Red Hawk and Black Hawk prospects in the Eagle Ford Shale, primarily funded through 2009 like-kind exchange proceeds; 2) Haynesville Shale acreage, most of which was contracted during 2009, and also funded through 2009 like-kind exchange proceeds; 3) tack-on acreage in Hawkville Field in the Eagle Ford Shale; and 4) additional acreage outside of the Company’s current core operating areas. Based on current prospects and greater than expected proceeds from asset sales, Petrohawk expects its total 2010 expenditures on leasehold and related acquisitions to be approximately $500 million.

During the fourth quarter of 2009, Petrohawk announced plans to sell approximately $1 billion in assets. To date, the Company has announced agreements to sell approximately $1.37 billion in properties, including its interests in WEHLU and Terryville Fields, as well as a 50% interest in the Haynesville Shale midstream business of Hawk Field Services to Kinder Morgan Energy Partners, LP, creating the new entity KinderHawk Field Services. The process to sell additional non-core properties in the mid-continent region will begin during the third quarter of 2010. Both the midstream transaction and the sale of Terryville Field are expected to close by May 28, 2010. The sale of interests in WEHLU Field, for $155 million, closed on April 30, 2010. Proceeds for divestitures announced during 2010 to date, net of tax, are currently estimated to be approximately $1.27 billion.

The capital budget of Petrohawk’s midstream subsidiary, Hawk Field Services, has been adjusted to $280 million for 2010. Adjustments take into consideration the announced sale of a 50% stake in the Company’s Haynesville Shale midstream business as well as additional infrastructure in the Eagle Ford Shale, including the construction of liquids gathering lines and condensate stabilizing plants to service the Hawkville and Black Hawk areas.

On April 30, Petrohawk concluded the approval process for its credit facility redetermination, which provides for a borrowing base of approximately $1.1 billion allocated to oil and gas reserves and the Company’s gathering business in the Fayetteville and Eagle Ford Shales. This amount accounts for divestitures announced during 2010, and an estimated reduction for the Haynesville Shale midstream business, which is expected to have its own credit facility. Petrohawk’s liquidity at the end of the first quarter was approximately $600 million. Liquidity at the end of 2010 is expected to be approximately $1.2 billion.

Operational Highlights

During the first quarter, Petrohawk drilled 169 gross wells, of which 36 were operated, with a ~99% success rate. Of the total, 71 were in the Haynesville Shale, 11 in the Eagle Ford Shale and 73 in the Fayetteville Shale.

Q1 2010 Operational Statistics

	Haynesville Shale	Eagle Ford Shale	Fayetteville Shale
Operated Wells Drilled	25	10	1
Non-operated Wells Drilled	46	1	72
Total Wells Drilled	71	11	73
Average Operated Rigs Running	17	8	1
Average Operated Well IP (Mmcfe/d)	7.7 Mmcf/d on 14/64” (13 wells) 13.5 Mmcf/d on 18/64” (3 wells) 22.7 Mmcf/d on 24/64” (3 wells)	2.7 Mmcf/d + 930 Bo/d on a 12/64” (1 well) 6.4 Mmcf/d on a 17/64” (1 well) 7.5 Mmcf/d on 24/64” (2 wells)	WOPL
2010 Target Cost per Operated Well (Drill & Complete) ($MM)	$9.0-9.5	$6.0	$3.0

Haynesville Shale

In the first quarter the Company continued to execute its plan of lease capture in the Haynesville Shale. Continued efficiencies are driving down the spud to spud days, which have resulted in more flexibility in its Haynesville Shale drilling program. Petrohawk intends to utilize fourteen operated rigs for the balance of 2010. The forecasted number of operated wells, approximately 110, is expected to remain the same as under the previous budget due to the increased drilling efficiencies.

Additionally, the Company continues to experience positive results from its completion program. A sample set of wells in the Coushatta area in Red River Parish shows a definitive trend of declining completion cost per Mcf of Estimated Ultimate Recovery (EUR) in conjunction with an improving Mcf of EUR per foot of lateral length. Petrohawk will continue to test all aspects of the completion design in the attempt to optimize both performance and cost.

The Company’s expanded restricted rate program, including both newly drilled wells and wells drilled prior to 2010, continues to yield positive results that indicate improvement in both first year production totals and EUR. As of the end of the first quarter all newly completed wells will be produced at a restricted rate, typically between 7 and 13 Mmcfe/d. The trend noted in the decline curves from the older wells that have been producing on restricted rate, the oldest of which is now over nine months, suggests potential increases in EUR, some significant, as compared to nearby wells produced using conventional production practices.

A companion program of the restricted rate program is an initiative to restrict production from already-producing Haynesville Shale wells. A group of test wells were selected, typically producing on a 24/64” choke, and placed on a 14/64” choke. The results from these wells show flatter decline curves that not only model to a potentially higher EUR, but in aggregate also model a flatter overall PDP decline for the Company in future years. Petrohawk now plans to restrict the rates of all Haynesville Shale wells.

Lower Bossier Shale

The first Petrohawk operated Lower Bossier Shale well, the Whitney Corp 19 #1H, will spud during May in Section 19-T10N-R13W, Sabine Parish, Louisiana. This well is located in proximity to a number of recently completed wells which tested the Lower Bossier Shale at rates and pressures comparable to many of the field’s better Haynesville Shale wells. Hawk Field Services is in the final stages of completing a pipeline into this area and the Company expects to place the well on production upon completion.

Eagle Ford Shale

Petrohawk has expanded its position in the Eagle Ford trend, where it is currently operating 8 rigs, to include three distinct areas of development: Hawkville, Black Hawk and Red Hawk. Each of these areas has different production profiles which all provide the opportunity for large scale development. The Company forecasts that with the current capital budget allocation in 2010, and a modest increase in drilling capital allocated to the Eagle Ford Shale in 2011, oil and natural gas liquids production is expected to increase significantly to approximately 15%-20% of total production by the end of 2011. Currently, oil and natural gas liquids production is approximately 3% of Petrohawk’s total production.

The Hawkville Field, in La Salle and McMullen Counties, Texas, is expected to continue its role as the core commercial production area for natural gas and liquids. With approximately 25 wells on production, the bounds of Hawkville Field production are expanding to the east and north. The initial well in the Joint Venture with Swift Energy was successfully completed during the first quarter. The Bracken JV #1H initially tested at a rate of 9.0 Mmcfe/d on a 24/64” choke. The well’s production rate was subsequently restricted temporarily, awaiting the installation of further production facilities, to a choke setting of 17/64” at a rate of 6.4 Mmcfe/d with a stable flowing casing pressure (“FCP”) of 5500#. The second well in the Joint Venture is waiting on completion and the third well is drilling.

The third well in the Black Hawk prospect in Dewitt County, Texas, the Kickendahl #1H, was recently completed at a rate of 3.1 Mmcf/d and 745 Bc/d on a 12/64” choke with 7,550# flowing casing pressure. This result is very similar to the first two wells that have been completed, even though the well was still cleaning up and the rate was increasing at the time of the report. The fourth well to be completed will be the Krause #2H. Its lateral length is approximately 5,900’ and it is the first well in the prospect with an extended lateral length. Its completion is scheduled for mid-May.

In the Red Hawk prospect in Zavala County, Texas, the Company is drilling ahead on its second well, the Mustang Ranch “C” #1H. It is anticipated that the well will be completed within the next 30 days.

To date, Hawk Field Services has completed construction of approximately 65 miles of primarily 16” pipeline in the Eagle Ford Shale. An additional 100 miles of gas gathering line, 15 miles of condensate sales line and 60 miles of condensate gathering lines are budgeted for construction during the remainder of 2010. The Company also expects to increase treating capacity in the Hawkville Field area by installing another 150 gallons per minute (GPM) amine plant, increasing Petrohawk’s total treating capacity to 250 GPM in the Eagle Ford Shale. Additionally, the Company expects to add a total of 12,500 bbl/day of condensate stabilization capacity to handle volumes produced from the Hawkville and Black Hawk fields.

Petrohawk Analyst Day

Petrohawk will host an analyst day on Monday, May 24, 2010. To access the live webcast and accompanying slide presentation, visit the Company’s website at www.petrohawk.com at 8:00 AM CDT (9:00 AM EDT) on May 24. For those unable to listen to the live webcast, a replay will be available following the conference and can also be accessed at www.petrohawk.com. Materials to accompany the management presentation will be posted to Petrohawk’s website on the morning of May 24.

Petrohawk Earnings Conference Call and Webcast

Petrohawk will host a conference call tomorrow, Wednesday, May 5, 2010, at 11:30 a.m. EDT (10:30 a.m. CDT) to discuss first quarter 2010 financial and operating results. To access, dial 888-686-9685 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 4561087. International callers may also participate by dialing 913-312-1497. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 12, 2010. To access the replay, please dial 888-203-1112 and reference conference ID 4561087. International callers may listen to a playback by dialing 719-457-0820. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through May 12, 2010.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas and South Texas.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and forward-looking statements include statements regarding estimates of future production, capital expenditures and results of operations, and other statements reflecting expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved) and include, without limitation, estimated production for 2010 and estimated 2010 capital expenditures. Management’s assumptions and future performance are subject to a wide range of business risks, uncertainties and actual levels of capital expenditures, and there is no assurance that these projections can or will be met. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing of potential proceeds from divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; uncertainties related to acquisitions and divestitures; risks associated with derivative positions; inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in the section entitled “Risk Factors” in Petrohawk’s Annual Report on Form 10-K and its reports on Form 10-Q on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

# # #

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Operating revenues:
Oil and natural gas	$300,591	$167,554
Marketing	130,119	89,693
Midstream	9,606	6,208

Total operating revenues	440,316	263,455

Operating expenses:
Marketing	136,622	84,844
Production:
Lease operating	17,395	16,411
Workover and other	2,378	723
Taxes other than income	12,843	12,180
Gathering, transportation and other:
Oil and natural gas	22,289	17,738
Midstream	7,091	2,756
General and administrative:
General and administrative	28,119	16,829
Stock-based compensation	4,089	2,810
Depletion, depreciation and amortization	106,074	114,256
Full cost ceiling impairment	—	1,732,486

Total operating expenses	336,900	2,001,033

Income (loss) from operations	103,416	(1,737,578)
Other income (expenses):
Net gain on derivative contracts	214,703	181,922
Interest expense and other	(62,846)	(56,068)

Total other income (expenses)	151,857	125,854

Income (loss) before income taxes	255,273	(1,611,724)
Income tax (provision) benefit	(99,138)	611,971

Net income (loss)	$156,135	$(999,753)

Net income (loss) per share:
Basic	$0.52	$(3.87)

Diluted	$0.52	$(3.87)

Weighted average shares outstanding:
Basic	300,157	258,055

Diluted	302,668	258,055

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
Assets:
Current assets	$550,422	$385,650
Net oil and natural gas properties	4,739,828	4,167,733
Restricted cash	36,176	213,704
Assets held for sale	387,251	—
Other noncurrent assets	1,615,313	1,894,984

Total assets	$7,328,990	$6,662,071

Liabilities and stockholders’ equity:
Current liabilities	$819,039	$698,832
Long-term debt	2,977,425	2,592,544
Other noncurrent liabilities	49,720	47,023
Stockholders’ equity	3,482,806	3,323,672

Total liabilities and stockholders’ equity	$7,328,990	$6,662,071

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$156,135	$(999,753)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	106,074	114,256
Full cost ceiling impairment	—	1,732,486
Income tax provision (benefit)	99,138	(611,971)
Stock-based compensation	4,089	2,810
Net unrealized gain on derivative contracts	(190,095)	(100,765)
Other operating	8,349	4,921

Cash flow from operations before changes in working capital	183,690	141,984
Changes in working capital	(29,518)	14,374

Net cash provided by operating activities	154,172	156,358

Cash flows from investing activities:
Oil and natural gas capital expenditures	(638,999)	(390,674)
Proceeds received from sale of oil and natural gas properties	16,676	—
Marketable securities purchased	(226,000)	(604,045)
Marketable securities redeemed	226,000	444,016
Decrease in restricted cash	177,528	—
Other operating property and equipment expenditures	(72,591)	(69,709)

Net cash used in investing activities	(517,386)	(620,412)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	503	657
Proceeds from issuance of common stock	—	385,000
Offering costs	—	(8,988)
Proceeds from borrowings	571,000	619,674
Repayment of borrowings	(204,968)	(524,324)
Debt issuance costs	—	(13,154)
Other	(3,439)	—

Net cash provided by financing activities	363,096	458,865

Net decrease in cash	(118)	(5,189)
Cash at beginning of period	1,511	6,883

Cash at end of period	$1,393	$1,694

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Production:
Natural gas - Mmcf	54,823	34,591
Crude oil - MBbl	241	414
Natural gas equivalent - Mmcfe	56,269	37,075
Daily production - Mmcfe	625	412

Average price per unit:
Realized oil price - as reported	$75.29	$38.10
Realized impact of derivatives	(2.13)	5.51

Net realized oil price (Bbl)	$73.16	$43.61

Realized gas price - as reported	5.15	4.36
Realized impact of derivatives	0.46	2.28

Net realized gas price (Mcf)	$5.61	$6.64

Cash flow from operations (1)	183,690	141,984
Cash flow from operations - per share (diluted)	0.61	0.55

Average cost per Mcfe:
Production:
Lease operating	0.31	0.44
Workover and other	0.04	0.02
Taxes other than income	0.23	0.33
Gathering, transportation and other:
Oil and natural gas	0.40	0.48
Midstream	0.12	0.07
General and administrative:
General and administrative	0.50	0.45
Stock-based compensation	0.07	0.08
Depletion	1.78	3.00

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Unrealized (gain) loss on derivative contracts:(1)
Natural gas	$(190,884)	$(102,156)
Crude oil	789	1,391

Total mark-to-market noncash charge	(190,095)	(100,765)
Full cost ceiling impairment	—	1,732,486
Expense of deferred financing costs(2)	—	911

Total selected items, before tax	(190,095)	1,632,632
Income tax effect of selected items	73,833	(620,890)

Selected items, net of tax	(116,262)	1,011,742
Net income (loss), as reported	156,135	(999,753)

Net income, excluding selected items	$39,873	$11,989

Basic net income (loss) per share, as reported	$0.52	$(3.87)
Impact of selected items	(0.39)	3.92

Basic net income per share, excluding selected items	$0.13	$0.05

Diluted net income (loss) per share, as reported	$0.52	$(3.87)
Impact of selected items	(0.39)	3.89

Diluted net income per share, excluding selected items	$0.13	$0.02

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at March 31, 2010 and 2009.
(2)	Represents non-cash charges related to the write-off of debt issue costs in conjunction with decreases in the Company’s borrowing base under its senior revolving credit facility.